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                                                                    Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

        (DOLLARS IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)




                                                                                     Year Ended December 31,
                                                                    --------------------------------------------------------
                                                                      2001        2000       1999         1998        1997
                                                                    --------    --------    --------    --------    --------
Income before provision for national income taxes,
  minority interests in net income (loss) of subsidiaries,
  equity (income) loss of affiliates and extraordinary items        $  110.4    $  484.2    $  443.0    $  214.8    $  345.8
Fixed charges                                                          293.6       349.3       253.8       130.7       113.6
Distributed income of affiliates                                         4.2         2.0         1.8         2.3         3.9
                                                                    --------    --------    --------    --------    --------
    Earnings                                                        $  408.2    $  835.5    $  698.6    $  347.8    $  463.3

Interest expense                                                    $  254.7    $  316.2    $  235.1    $  110.5    $  101.0
Portion of lease expense representative of interest                     38.9        33.1        18.7        20.2        12.6
                                                                    --------    --------    --------    --------    --------
     Fixed Charges                                                  $  293.6    $  349.3    $  253.8    $  130.7    $  113.6
                                                                    ========    ========    ========    ========    ========
     Ratio of Earnings to Fixed Charges                                  1.4         2.4         2.8         2.7         4.1

     Fixed Charges in Excess of Earnings                                  --          --          --          --          --